April 29, 2003



Transamerica Life Insurance
and Annuity Company
1150 South Olive Street
Los Angeles, CA 90015

Gentlemen:

With reference to the Post-Effective Amendment No. 5 for the Registration Statement on Form N-4 filed by Transamerica Life Insurance and Annuity Company and its Separate Account VA-8 with the Securities and Exchange Commission covering certain variable insurance contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

         1. Transamerica Life Insurance and Annuity Company is duly organized and validly existing under the laws of the State of Iowa.

         2. The variable insurance contracts, when issued as contemplated by the said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Life Insurance and Annuity Company.

I hereby consent to the filing of this opinion as an exhibit to the said Post-Effective Amendment No. 5 on the Form N-4 Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,



David M. Goldstein
Senior Vice President